AGREEMENT AND

PLAN OF MERGER

among

CST HOLDING CORP.

CST ACQUISITION CORP.

and

WEBXU, INC.

July 22, 2011

i

4.	[Reserved]

5.	Conduct of Businesses Pending the Merger.		16
	5.1	Conduct of Business by the Company Pending the Merger	16
	5.2	Conduct of Business by Parent and Acquisition Corp. Pending the Merger	17

6.	Additional Agreements.		18
	6.1	Access and Information	18
	6.2	Additional Agreements	19
	6.3	Publicity	19
	6.4	Appointment of Directors	19
	6.5	Parent Name Change and Exchange Listing	20
	6.6	Sale of CST Oil and Gas Corporation	20
	6.7	Payment of Expenses	20
	6.8	SEC Reports	20
	6.9	Future Acquisitions

7.	Conditions of Parties’ Obligations.		20
	7.1	Company Obligations	20
	7.2	Parent and Acquisition Corp. Obligations	22

8.	Non-Survival of Representations and Warranties		25

9.	Amendment of Agreement		25

10.	Definitions		25

11.	Closing		29

12.	Termination Prior to Closing.		30
	12.1	Termination of Agreement	30
	12.2	Termination of Obligations	31

13.	Miscellaneous.		31
	13.1	Notices	31
	13.2	Entire Agreement	32
	13.3	Expenses	32
	13.4	Time	32
	13.5	Severability	32
	13.6	Successors and Assigns	32
	13.7	No Third Parties Benefited	32
	13.8	Arbitration	32
	13.9	Captions	33
	13.10	Counterparts	33
	13.11	Governing Law	33

ii

LIST OF EXHIBITS AND SCHEDULES

Exhibits

A-1	Statement of Merger (Colorado)
A-2	Certificate of Merger (Delaware)
B	Certificate of Incorporation of the Company (as amended)
C	By-laws of the Company
D	Directors and Officers of the Surviving Corporation
E	Form of Promissory Note and Security Agreement
F	Payment of Expenses

Company Disclosure Schedules

1.5	Holders of Parent Common Stock Post-Merger
1.7(a)(i)	Treatment of Company Warrants
2.4	Company Stockholders
2.9	Financial Statements
2.10	Undisclosed Liabilities
2.11	Changes/Indebtedness
2.12	Schedule of Employee Benefit Plans
2.13	Title to Properties and Encumbrances
2.15	Patents, Trademarks, Etc.

Parent Disclosure Schedules

3.1	Subsidiaries
3.13	Outstanding Payables of Parent
3.19	Insurance

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into on July 22, 2011, by and among CST HOLDING CORP., a Colorado corporation (“Parent”), CST ACQUISITION CORP., a Colorado corporation (“Acquisition Corp.”), which is a wholly-owned subsidiary of Parent, and WEBXU, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the Board of Directors of each of Acquisition Corp., Parent and the Company have each determined that it is fair to and in the best interests of their respective corporations and shareholders for Acquisition Corp. to be merged with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Acquisition Corp. and the Board of Directors of the Company have approved the Merger in accordance with the Colorado Business Corporation Act (the “BCA”) and the Delaware General Corporation Law (the “DGCL”), and upon the terms and subject to the conditions set forth herein and in the statement of merger attached as Exhibit A-1 hereto (“Statement of Merger”) and the certificate of merger attached hereto as Exhibit A-2 (“Certificate of Merger”); and the Board of Directors of Parent has also approved this Agreement and Plan of Merger;

WHEREAS, the requisite stockholders of the Company have approved, by written consent pursuant to the DGCL, this Agreement and Plan of Merger and the transactions contemplated hereby and thereby, including without limitation, the Merger, and Parent, as the sole stockholder of Acquisition Corp., has approved this Agreement and Plan of Merger and the transactions contemplated and described hereby and thereby, including without limitation, the Merger; and

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

1.           The Merger.

1.1           Merger

.  Subject to the terms and conditions of this Agreement and Plan of Merger, Acquisition Corp. shall be merged with and into the Company in accordance with the DGCL and BCA.  At the Effective Time (as hereinafter defined), the separate legal existence of Acquisition Corp. shall cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware under the name “WebXU, Inc.”

1.2           Effective Time

.  The Merger shall become effective on the date and at the time the Statement of Merger is duly filed with the Secretary of State of the State of Colorado in accordance with the BCA.  The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the “Effective Time.”  At the Effective Time, the Company shall cause a Certificate of Merger in the form attached as Exhibit A-2 to be duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL.

1.3           Certificate of Incorporation, By-laws, Directors and Officers.

(a)           The Certificate of Incorporation of the Company, as amended and as in effect immediately prior to the Effective Time, attached as Exhibit B hereto, shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time until further amended in accordance with applicable law.

(b)           The By-laws of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit C hereto, shall be the By-laws of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

(c)           The directors and officers listed in Exhibit D hereto shall be the directors and officers of the Surviving Corporation, and each shall hold his respective office or offices from and after the Effective Time (except, in the case of directors, as described in Section 6.4) until his successor shall have been elected and shall have qualified in accordance with applicable law, or as otherwise provided in the Certificate of Incorporation or By-laws of the Surviving Corporation.

1.4           Assets and Liabilities

.  At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of Acquisition Corp. and the Company (collectively, the “Constituent Corporations”); and all the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the constituent corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the several and respective constituent corporations, and the title to any real estate vested by deed or otherwise in either of the such Constituent Corporations shall not revert or be in any way impaired by the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

1.5           Manner and Basis of Converting Shares.

(a)           At the Effective Time:

 (i)           each share of common stock, par value $.001 per share, of the Company (the “Company Common Stock”), which shares at the Closing will constitute all of the issued and outstanding shares of capital stock of the Company, beneficially owned by the Stockholders listed in Schedule 2.4 (other than shares of Company Common Stock as to which appraisal rights are perfected pursuant to Section 262 of the DGCL and not withdrawn or otherwise forfeited), shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive one (1) share of Parent Common Stock (based on 15,914,531 shares of Company Common Stock outstanding pre-Merger;

(ii)           each share of Company Common Stock held in the treasury, if any, of the Company immediately prior to the Effective Time shall be cancelled in the Merger and cease to exist; and

(iii)           each outstanding share of the Acquisition Corp. shall by virtue of the Merger be converted into the right to receive one (1) share of common stock of the Surviving Corporation, and as a result of the Merger, the Parent shall be the sole stockholder of the Surviving Corporation.

(b)           After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

1.6           Surrender and Exchange of Certificates

.  Promptly after the Effective Time and upon (i) surrender of a certificate or certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time or (ii) an affidavit and indemnification in form reasonably acceptable to counsel for the Parent stating that such Stockholder has lost its certificate or certificates or that such have been destroyed, Parent shall issue to each record holder of the Company Common Stock surrendering such certificate or certificates and Subscription agreement, a certificate or certificates registered in the name of such Stockholder representing the number of shares of Parent Common Stock that such Stockholder shall be entitled to receive in the Merger.  Until the certificate, certificates or affidavit is or are surrendered, each certificate or affidavit that immediately prior to the Effective Time represented any outstanding shares of Company Common Stock shall be deemed at and after the Effective Time to represent only the right to receive upon surrender as aforesaid the Parent Common Stock specified herein for the holder thereof or to perfect any rights of appraisal which such holder may have pursuant to the applicable provisions of the DGCL.

1.7           Warrants and Options.

(a)        At the Effective Time, all outstanding warrants issued by the Company to purchase shares of Company Common Stock (the “Company Warrants”) that have not been surrendered by the holder thereof in exchange for Company Common Stock, will, at the Effective Time, be deemed be a warrant (the “Parent Warrants”) to acquire the same number of shares of Parent Common Stock as the holder of such Company Warrants would have been entitled to receive pursuant to the Merger had such holder exercised such Company Warrants in full immediately prior to the Effective Time at a price per share of Parent Common Stock equal to the exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Warrant.  Schedules 2.10 and 1.7(a)(i) attached hereto set forth the name of each holder of Company Warrants, the aggregate number of shares of Company Common Stock that each such person may purchase pursuant to the exercise of his or her Company Warrants and the aggregate number of shares of Parent Common Stock that each such person may purchase upon exercise of Parent Warrants acquired pursuant to this Section 1.7(a)(i).  By its signature hereunder, Parent expressly assumes the obligation to issue Parent Common Stock to the holders of Parent Warrants upon exercise thereof, in accordance with the provisions of this Section 1.7(a)(i).  Without limiting the generality of the foregoing, the Company and the Parent shall take all corporate actions as may be necessary and desirable in order to effectuate the transactions contemplated by this Section 1.7(a).

(b)        Parent shall take all action necessary and appropriate, on or prior to the Effective Time, to authorize and reserve a number of shares of Parent Common Stock sufficient for issuance upon the exercise of Parent Warrants following the Effective Time as contemplated by this Section 1.7.

(c)         The Company’s option plans, including the 2010 Equity Incentive Plan of the Company, shall be assumed by the Parent, and all outstanding options issued by the Company to purchase shares of Company Common Stock (the “Company Options”) will, at the Effective Time, be deemed be an option (the “Parent Options”) to acquire the same number of shares of Parent Common Stock as the holder of such Company Options would have been entitled to receive pursuant to the Merger had such holder exercised such Company Options in full immediately prior to the Effective Time at a price per share of Parent Common Stock equal to the exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Options.

1.8           Parent Common Stock

.  Parent agrees that it will cause the Parent Common Stock into which the Company Common Stock is converted at the Effective Time pursuant to Section 1.5(a)(ii) to be available for such purpose.  Parent further covenants that immediately prior to the Effective Time there will be no more than 2,580,141 shares of Parent Common Stock issued and outstanding, and that no other common or preferred stock or equity securities or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or other equity securities shall be issued or outstanding.

2.           Representations and Warranties of the Company

. The Company hereby represents and warrants to Parent and Acquisition Corp. as follows:

2.1           Organization, Standing, Subsidiaries, Etc.

(a)           The Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to carry on its business, to own or lease its properties and assets, to enter into this Agreement and Plan of Merger and to carry out the terms hereof and thereof.  Copies of the Certificate of Incorporation and By-laws of the Company that have been delivered to Parent and Acquisition Corp. prior to the execution of this Agreement are true and complete and have not since been amended or repealed.

(b)           Schedule 2.1(b), contains a complete list of all subsidiaries (“Subsidiaries”), and other than set forth in said Schedule 2.1(b), the Company has no other direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.  The Company owns all of the issued and outstanding capital stock or membership interests of the Subsidiaries free and clear of all Liens, and the Subsidiaries have no outstanding options, warrants or rights to purchase capital stock or other equity securities of such Subsidiaries, other than the capital stock or membership interests owned by the Company.  Unless the context otherwise requires, all references in this Section 2 to the “Company” shall be treated as being a reference to the Company and the Subsidiaries taken together as one enterprise.

2.2           Qualification

.  The Company is duly qualified to conduct business as a foreign corporation and is in good standing the State of Delaware and in each other jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Company taken as a whole (the “Condition of the Company”).

2.3           Capitalization of the Company

.  The authorized capital stock of the Company consists of 50,000,000 shares of Company Capital Stock, $0.001 par value, and the Company has no authority to issue any other capital stock.  There are 15,914,531 shares of Company Common Stock issued and outstanding, and such shares are duly authorized, validly issued, fully paid and non-assessable.  Except as disclosed in Schedules 2.3, 2.10 and 1.7(a)(i), the Company has no outstanding warrants, stock options, rights or commitments to issue Company Common Stock or other Equity Securities of the Company, and there are no outstanding securities convertible or exercisable into or exchangeable for Company Common Stock or other Equity Securities of the Company.

2.4           Company Stockholders

.  Schedule 2.4 hereto contains a true and complete list of the names and addresses of the record owners of all of the outstanding shares of Company Common Stock and other Equity Securities of the Company.  To the knowledge of the Company, except as described in Schedule 2.4, there is no voting trust, agreement or arrangement among any of the beneficial holders of Company Common Stock affecting the exercise of the voting rights of Company Common Stock.

2.5           Corporate Acts and Proceedings

.  The execution, delivery and performance of this Agreement and Plan of Merger (together, the “Merger Documents”) have been duly authorized by the Board of Directors of the Company and have been approved by the requisite vote of the Stockholders, and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of the Merger Documents and the consummation of the Merger have been validly and appropriately taken, except for the filing of the Statement of Merger and Certificate of Merger referred to in Section 1.2.

2.6           Compliance with Laws and Instruments

.  To the knowledge of the Company, the business, products and operations of the Company have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a material adverse effect on the Condition of the Company.  The execution, delivery and performance by the Company of the Merger Documents and the consummation by the Company of the transactions contemplated by this Agreement: (a) will not require any authorization, consent or approval of, or filing or registration with, any court or governmental agency or instrumentality, except such as shall have been obtained prior to the Closing, (b) will not cause the Company to violate or contravene in any material respect (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of the Certificate of Incorporation or By-laws of the Company, (c) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected, except as would not have a material adverse effect on the Condition of the Company, and (d) will not result in the creation or imposition of any material Lien upon any property or asset of the Company. To the Company’s knowledge, the Company’s officers and directors are in compliance with all applicable federal, state, local and foreign laws and regulations which are applicable to the operation of the Company’s business. To the Company’s knowledge, neither the Company nor the Company’s officers and directors have received any written notice to the effect that, or otherwise have been advised that the Company or its officers or directors are not in compliance with any of such laws or orders.  To the Company’s knowledge, neither the Company and its officers and directors are not currently, or have been, the subject of any inquiries, investigations, or requests for documents or other information related to its compliance with any laws or orders.  The Company is not and has not been, subject to any regulatory enforcement actions or consent decrees.

2.7           Binding Obligations

.  The Merger Documents constitute the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.8           Broker’s and Finder’s Fees

.  No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company, Parent, Acquisition Corp. or any Stockholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

2.9           Financial Statements

.  Attached hereto as Schedule 2.9 are the Company’s audited Consolidated Balance Sheet, Consolidated Statement of Operations, Consolidated Statement of Changes in Shareholders’ Equity and Consolidated Statement of Cash Flows as of and for the year ended December 31, 2010, and the Company’s unaudited Consolidated Balance Sheet (the “Balance Sheet”) as of March 31, 2011 (the “Balance Sheet Date”) and related Statement of Operations, Consolidated Statement of Changes in Shareholders’ Equity and Consolidated Statement of Cash Flows as of and for the three months ended March 31, 2011.  Such financial statements (i) are in accordance with the books and records of the Company, (ii) present fairly in all material respects the financial condition of the Company at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified and (iii) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior accounting periods.

2.10           Absence of Undisclosed Liabilities

.  The Company has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in Schedule 2.3 and/or Schedule 2.10 and/or Schedule 2.11 hereto, (b) to the extent set forth on or reserved against in the Balance Sheet, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the Balance Sheet Date, none of which (individually or in the aggregate) has had or will have a material adverse effect on the Condition of the Company and (d) by the specific terms of any written agreement, document or arrangement identified in the Schedules.

2.11            Changes/Indebtedness

.  Since the Balance Sheet Date, except as disclosed in Schedule 2.11 hereto, the Company has not (a) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except for fees, expenses and liabilities incurred in connection with the Merger and related transactions and current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right, of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Condition of the Company, or (g) entered into any transaction other than in the usual and ordinary course of business.

2.12           Employee Benefit Plans; ERISA

.  Schedule 2.12 lists all:  (i)  “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained or contributed to by the Company and covering employees of the Company, including (i) any such plans that are “employee welfare benefit plans” as defined in Section 3(1) of ERISA and (ii) any such plans that are “employee pension benefit plans” as defined in Section 3(2) of ERISA (collectively, the “Company Benefit Plans”); and (ii) life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, sick pay, sick leave, disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit and other employee benefit plans, contracts (other than individual employment, consultancy or severance contracts), policies or practices of the Company providing employee or executive compensation or benefits to its employees, other than the Company Benefit Plans (collectively, the “Benefit Arrangements”).  Each Company Benefit Plan and Benefit Arrangement has been maintained and administered in all material respects in accordance with applicable law.

2.13           Title to Property and Encumbrances

.  Except as disclosed in Schedule 2.13 hereto, the Company has good, valid and indefeasible marketable title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all Liens and other encumbrances, except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances as do not, individually or in the aggregate, materially detract from the value of the property or assets or materially impair the use made thereof by the Company in its business. Without limiting the generality of the foregoing, the Company has good and indefeasible title to all of its properties and assets reflected in the Balance Sheet, except for property disposed of in the usual and ordinary course of business since the Balance Sheet Date and for property held under valid and subsisting leases which are in full force and effect and which are not in default.

2.14           Litigation

.  There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the best knowledge of the Company, threatened against or affecting the Company or its properties, assets or business, and after reasonable investigation, the Company is not aware of any incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding.  The Company is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

2.15           Patents, Trademarks, Etc.

  Schedule 2.15 sets forth a list of all United States and foreign patents, trademarks, trade names, copyrights, computer codes and applications therefor used by the Company exclusively in and material to the conduct of its business (the “Patent and Trademark Rights”).  Such Patent and Trademark Rights are used by the Company pursuant to licenses as described on Schedule 2.15, and are not owned directly by the Company.  Except as disclosed in Schedule 2.15, (a) the Company owns or possesses adequate licenses or other valid rights to use all Patent and Trademark Rights; and (b) to the Company’s knowledge, the conduct of its business as now being conducted does not conflict with any valid patents, trademarks, trade names, computer codes or copyrights of others in any way which has a material adverse effect on the business or financial condition of the Company or its business.

2.16           Disclosure.

  There is no fact relating to the Company that the Company has not disclosed to Parent that materially and adversely affects or, insofar as the Company can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations or results of operations of the Company.  To the Company’s knowledge, no representation or warranty by the Company herein and no information disclosed in the schedules or exhibits hereto by the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

3.          Representations and Warranties of Parent and Acquisition Corp.

  Parent and Acquisition Corp. jointly and severally represent and warrant to the Company, as follows:

3.1           Organization and Standing

.  Parent is a corporation duly organized and existing in good standing under the laws of the State of Colorado.  Acquisition Corp. is a corporation duly organized and existing in good standing under the laws of the State of Colorado.  Parent and Acquisition Corp. have heretofore delivered to the Company complete and correct copies of their respective Articles or Certificates of Incorporation and By-laws as now in effect.  Parent and Acquisition Corp. have full corporate power and authority to carry on their respective businesses as they are now being conducted and as now proposed to be conducted and to own or lease their respective properties and assets.  Except as disclosed in Schedule 3.1 hereto, neither Parent nor Acquisition Corp. has any subsidiaries (except Parent as the sole stockholder of Acquisition Corp.) or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.  Parent owns all of the issued and outstanding capital stock of Acquisition Corp. free and clear of all Liens, and Acquisition Corp. has no outstanding options, warrants or rights to purchase capital stock or other equity securities of Acquisition Corp., other than the capital stock owned by Parent.  Unless the context otherwise requires, all references in this Section 3 to the “Parent” shall be treated as being a reference to the Parent and Acquisition Corp. taken together as one enterprise.

3.2           Corporate Authority

.  Each of Parent and Acquisition Corp. has full corporate power and authority to enter into the Merger Documents and the other agreements to be made pursuant to the Merger Documents, and to carry out the transactions contemplated hereby and thereby. All corporate acts and proceedings required for the authorization, execution, delivery and performance of the Merger Documents and such other agreements and documents by Parent and/or Acquisition Corp. (as the case may be) have been duly and validly taken or will have been so taken prior to the Closing.  Each of the Merger Documents constitutes a legal, valid and binding obligation of each of Parent and Acquisition Corp., respectively, each enforceable against them in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity.

3.3           Broker’s and Finder’s Fees

.  Except for the firms engaged by the Company described in Section 2.8, no person, firm, corporation or other entity is entitled by reason of any act or omission of Parent or Acquisition Corp. to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement, or with respect to the consummation of the transactions contemplated hereby or thereby.

3.4           Capitalization of Parent

.  The authorized capital stock of Parent consists of (a) 50,000,000 shares of common stock, par value $.001 per share (the “Parent Common Stock”), of which not more than 2,580,141 shares will be, immediately prior to the Effective Time, issued and outstanding, and (b) 1,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued or outstanding. Parent has no outstanding options, rights or commitments to issue shares of Parent Common Stock or any other Equity Security of Parent or Acquisition Corp., and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Parent Common Stock or any other Equity Security of Parent or Acquisition Corp.  There is no voting trust, agreement or arrangement among any of the beneficial holders of Parent Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Common Stock.  All outstanding shares of the capital stock of Parent are validly issued and outstanding, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person.

3.5           Acquisition Corp.

 Acquisition Corp. is a wholly-owned subsidiary of Parent that was newly formed specifically for the purpose of the Merger and that has not conducted any business or acquired any property, possesses no assets nor has any liabilities, and will not conduct any business or acquire any property prior to the Closing Date, except in preparation for and otherwise in connection with the transactions contemplated by this Agreement and the other agreements to be made pursuant to or in connection with this Agreement and Plan of Merger.

3.6           Validity of Shares

.  The 15,914,531 shares of Parent Common Stock to be issued at the Closing pursuant to Section 1.5(a)(ii) hereof, when issued and delivered in accordance with the terms hereof and of this Agreement, shall be duly and validly issued, fully paid and non-assessable.  Based in part on the representations and warranties of the Stockholders as contemplated by Section 4 hereof and assuming the accuracy thereof, the issuance of the Parent Common Stock upon the Merger pursuant to Section 1.5(a)(ii) will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the qualification or registration requirements of any applicable state blue sky or securities laws.

3.7           SEC Reporting and Compliance

.  (a)  Parent filed a registration statement on Form SB-2 under the Exchange Act which became effective on February 11, 2008.  Parent has filed with the Commission all reports required to be filed by companies registered pursuant to Section 12(g) of the Exchange Act.

(b)           Parent has delivered to the Company true and complete copies of all annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other statements reports and filings (collectively, the “Parent SEC Documents”) filed by the Parent with the Commission.

(c)           Parent has not filed, and no event has occurred with respect to which Parent would be required to file, any report on Form 8-K since January 25, 2010.  Prior to and until the Closing, Parent will provide to the Company copies of any and all amendments or supplements to the Parent SEC Documents filed with the Commission and any and all subsequent statements, reports and filings filed by the Parent with the Commission or delivered to the stockholders of Parent.

(d)           As of the date of Closing, except as set forth in the disclosure schedule attached hereto, none of the Parent’s filings with the SEC are under review or are the subject of comment letters which have not been resolved.  As of their respective filing dates, the Parent SEC Documents were timely filed, and have complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder applicable to the Parent SEC Documents.  As of their respective filing dates, to the Parent’s knowledge none of the Parent SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)           The shares of Parent Common Stock are quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “CSTV.OB,” The Parent has not, in the twelve (12) months preceding the date hereof, received any notice from the OTCBB or Financial Industry Regulatory Authority (“FINRA”) or any trading market on which the Parent’s Common Stock is or has been listed or quoted to the effect that the Parent is not in compliance with the quoting, listing or maintenance requirements of the OTCBB or such other trading market.  The Parent is, and has no reason to believe that it will not, in the foreseeable future continue to be, in compliance with all such quoting, listing and maintenance requirements.

3.8           Financial Statements

.  The balance sheets, and statements of operations, statements of changes in shareholders’ equity and statements of cash flows contained in the Parent SEC Documents (the “Parent Financial Statements”) (i) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (ii) are in accordance with the books and records of the Parent, and (iii) present fairly in all material respects the financial condition of the Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.  The financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010, are audited by, and include the related report of Ronald R. Chadwick, P.C., Parent’s independent certified public accountants.  The financial information included in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 is unaudited, but reflect all adjustments (including normally recurring accounts) that Parent considers necessary for a fair presentation of such information and have been prepared in accordance with generally accepted accounting principles, consistently applied.

3.9           Governmental and Third Party Consents

.  All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority, or any third party, on the part of Parent or Acquisition Corp. required in connection with the consummation of the Merger, shall have been obtained prior to, and be effective as of, the Closing.

3.10           Compliance with Laws and Instruments

.  To the knowledge of Parent or Acquisition Corp., the execution, delivery and performance by Parent and/or Acquisition Corp. of this Agreement, and the other agreements to be made by Parent or Acquisition Corp. pursuant to or in connection with this Agreement, and the consummation by Parent and/or Acquisition Corp. of the transactions contemplated by the Merger Documents will not cause Parent and/or Acquisition Corp. to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (v) any provision of their respective articles or Articles of incorporation or by-laws as amended and in effect on and as of the Closing Date and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Parent or Acquisition Corp. is a party or by which Parent and/or Acquisition Corp. or any of their respective properties is bound.  To the Parent’s knowledge,the Parent and the Parent’s officers and directors are in compliance with all applicable federal, state, local and foreign laws and regulations which are applicable to the operation of the Parent’s business. To the Parent’s knowledge, neither the Parent or the Parent’s officers and directors have received any written notice to the effect that, or otherwise have been advised that the Parent or its officers or directors are not in compliance with any of such laws or orders.  To the Parent’s knowledge,  neither the Parent and its officers and directors are not currently, or have been, the subject of any inquiries, investigations, or requests for documents or other information related to its compliance with any laws or orders.  The Parent is not and has not been, subject to any regulatory enforcement actions or consent decrees.

3.11           No General Solicitation

.  In issuing Parent Common Stock in the Merger hereunder, neither Parent nor anyone acting on its behalf has offered to sell the Parent Common Stock by any form of general solicitation or advertising.

3.12           Binding Obligations

.  The Merger Documents constitute the legal, valid and binding obligations of the Parent and Acquisition Corp., and are enforceable against the Parent and Acquisition Corp., in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.13           Absence of Undisclosed Liabilities

.  Neither Parent nor Acquisition Corp.  has any obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Parent SEC Documents, (b) to the extent set forth on or reserved against in the audited balance sheet of Parent as of December 31, 2010 (the “Parent Balance Sheet”) or the Notes to the Parent Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since March 31, 2011 (the “Parent Balance Sheet Date”), none of which (individually or in the aggregate) materially and adversely affects the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Parent or Acquisition Corp., taken as a whole (the “Condition of the Parent”), and (d) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the Parent SEC Documents.  Set forth on Schedule 3.13 is a true and complete list of the accounts payable of the Parent, as of the Closing Date, which includes the name of each payee, mailing address, and telephone and other applicable contact information of each such payee.

3.14           Changes

.  Since the Parent Balance Sheet Date, except as disclosed in the Parent SEC Documents, the Parent has not (a) incurred any debts, obligations or liabilities, absolute, accrued or, to the Parent’s knowledge, contingent, whether due or to become due, except for current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Parent Balance Sheet and current liabilities incurred since the Parent Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) which could reasonably be expected to have a material adverse effect on the Condition of the Parent, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the financial condition of the Parent other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) could reasonably be expected to have a material adverse effect on the Condition of the Parent, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Parent Balance Sheet or its statement of income for the year ended on the Parent Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $5,000 in the aggregate, or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

3.15           Tax Returns and Audits

.  All required federal, state and local Tax Returns of the Parent have been accurately prepared in all material respects and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same are material and have become due, except where the failure so to file or pay could not reasonably be expected to have a material adverse effect upon the Condition of the Parent.  The Parent is not and has not been delinquent in the payment of any Tax.  The Parent has not had a Tax deficiency assessed against it.  None of the Parent’s federal income tax returns nor any state or local income or franchise tax returns has been audited by governmental authorities.  The reserves for Taxes reflected on the Parent Balance Sheet are sufficient for the payment of all unpaid Taxes payable by the Parent with respect to the period ended on the Parent Balance Sheet Date.  There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Parent now pending, and the Parent has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.  Parent has delivered to the Company or its representatives complete copies of all Tax Returns that it has filed with governmental authorities for the last three completed tax years, and in addition to the foregoing, any other Tax Returns in its possession which it is able to provide without undue expense or hardship.

3.16           Employee Benefit Plans; ERISA

.  There are no “employee benefit plans” (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Parent.

3.17           Litigation

.  There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of the Parent, threatened against or affecting the Parent or Acquisition Corp. or their properties, assets or business.  To the knowledge of the Parent, neither Parent nor Acquisition Corp. is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

3.18           Disclosure.

  There is no fact relating to the Parent or Acquisition Corp. that the Parent or Acquisition Corp.  has not disclosed to Company that materially and adversely affects or, insofar as the Parent or Acquisition Corp. can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations or results of operations of the Parent or Acquisition Corp..  To the Parent’s knowledge, no representation or warranty by the Parent or Acquisition Corp.  herein and no information disclosed in the schedules or exhibits hereto by the Parent or Acquisition Corp. contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

3.19           Insurance.  Schedule 3.19 contains a true a correct list of insurance policies of the Parent and each of its subsidiaries, which describes the term of each such policy, the amount of coverage, nature of such coverage and any other material terms thereof (“Insurance Policies”).  As of the date of the Closing, none of the Insurance Policies has been cancelled, terminated or revoked, and the Closing of the transaction contemplated under this Agreement will not cause a termination, lapse, nullification or expiration of such Insurance Policies.  As of the date of the Closing, the Parent has been named and will continue to be named as an insured under said Insurance Policies for at least six (6) months after the Closing.   Parent has delivered to the Company or its representatives true and complete copies of the contracts in connection with the Insurance Policies that are in effect as of the Closing Date.

4.           [RESERVED]

5.           Conduct of Businesses Pending the Merger.

5.1           Conduct of Business by the Company Pending the Merger

.  Prior to the Effective Time, unless Parent or Acquisition Corp. shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(a)           the business of the Company shall be conducted only in the ordinary course;

(b)           the Company shall not (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (ii) amend its Certificate of Incorporation or By-laws; or (iii) split, combine or reclassify the outstanding Company Common Stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any such stock;

(c)           the Company shall not (i) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire any shares of, Company Common Stock; (ii) acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business; (iii) incur additional Indebtedness or any other liabilities or enter into any other transaction other than in the ordinary course of business; (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or (v) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business combination;

(d)           the Company shall use its best efforts to preserve intact the business organization of the Company, to keep available the service of its present officers and key employees, and to preserve the good will of those having business relationships with it;

(e)           the Company will not, nor will it authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by it to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below).  The Company will promptly advise Parent orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof.  As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving the Company or for the acquisition of a substantial equity interest in it or any material assets of it other than as contemplated by this Agreement.  The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted heretofore with respect to any of the foregoing; and

(f)           the Company will not enter into any new employment agreements with any of its officers or employees or grant any increases in the compensation or benefits of its officers and employees other than increases in the ordinary course of business and consistent with past practice or amend any employee benefit plan or arrangement.

5.2           Conduct of Business by Parent and Acquisition Corp. Pending the Merger

.  Prior to the Effective Time, unless the Company shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(a)           the business of Parent and Acquisition Corp. shall be conducted only in the ordinary course; provided, however, that Parent shall take the steps necessary to have discontinued its existing business without liability to Parent or Acquisition Corp. as of the Closing Date;

(b)           neither Parent nor Acquisition Corp. shall (A) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (B) amend its articles or Articles of incorporation or by-laws; or (C) split, combine or reclassify its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock; and

(c)           neither Parent nor Acquisition Corp. shall (A) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire shares of, its capital stock; (B) acquire or dispose of any assets other than in the ordinary course of business (except for dispositions in connection with Section 5.2(a) hereof); (C) incur additional Indebtedness or any other liabilities or enter into any other transaction except in the ordinary course of business; (D) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, or (E) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge; consolidate or enter into any other material business contract or enter into any negotiations in connection therewith.

(d)           neither Parent nor Acquisition Corp. will, nor will they authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by them to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below for purposes of this paragraph).  Parent will promptly advise the Company orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof.  As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving the Parent or Acquisition Corp. or for the acquisition of a substantial equity interest in either of them or any material assets of either of them other than as contemplated by this Agreement.  Parent will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted heretofore with respect to any of the foregoing; and

(e)           neither the Parent nor Acquisition Corp. will enter into any new employment agreements with any of their officers or employees or grant any increases in the compensation or benefits of their officers or employees.

6.           Additional Agreements.

6.1           Access and Information

.  The Company, Parent and Acquisition Corp. shall each afford to the other and to the other’s accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Effective Time of all of its properties, books, contracts, commitments and records (including but not limited to tax returns) and during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request; provided, that no investigation pursuant to this Section 6.1 shall affect any representations or warranties made herein.  Each party shall hold, and shall cause its employees and agents to hold, in confidence all such information (other than such information which (i) is already in such party’s possession or (ii) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors, or (iii) becomes available to such party on a non-confidential basis from a source other than a party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to a party hereto or another party until such time as such information is otherwise publicly available; provided, however, that (A) any such information may be disclosed to such party’s directors, officers, employees and representatives of such party’s advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information), (B) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing, and (C) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request; provided, however, that the requested party will promptly so notify the other party so that the other party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information which is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished).  If this Agreement is terminated, each party will deliver to the other all documents and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

6.2           Additional Agreements

.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto to obtain all necessary waivers, and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).  In order to obtain any necessary governmental or regulatory action or non-action, waiver, consent, extension or approval, each of Parent, Acquisition Corp. and the Company agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Acquisition Corp. and the Company shall take all such necessary action.

6.3           Publicity

.  No party shall issue any press release or public announcement pertaining to the Merger that has not been agreed upon in advance by Parent and the Company, except as Parent reasonably determines to be necessary in order to comply with the rules of the Commission or of the principal trading exchange or market for Parent Common Stock; provided, that in such case Parent will use its best efforts to allow the Company to review and reasonably approve any press release or public announcement prior to its release.

6.4           Appointment of Directors

.  Parent shall accept the resignation of the current officers and directors of Parent as provided by Section 7.2 hereof, and shall cause the persons listed as directors in Exhibit D hereto to be elected to the Board of Directors of Parent, in each case immediately upon the Effective Time, except that the resignation and appointment of certain directors shall be delayed until compliance with Section 14(f) of the Exchange Act and rules promulgated thereunder, as set forth in Section 7.2 hereof.  At the first annual meeting of Parent stockholders following the Effective Date, the election of members of Parent’s Board of Directors shall be accomplished in accordance with the by-laws of Parent.

6.5           Parent Domicile and Name Change

.  At any time after the Effective Time as its CEO shall determine, Parent shall take all required legal actions, including the filing of an Information Statement on Schedule 14C under the Exchange Act (or other schedule as required), to change its domicile to Delaware and adopt the corporate name “Webxu, Inc.”  By virtue of its signature to this Agreement, Parent hereby approves the foregoing action in this Section 6.5 as sole shareholder of the Surviving Corporation.

6.6           Sale of CST Oil and Gas Corporation. Parent agrees to sell CST Oil and Gas Corporation in accordance with the Stock Purchase Agreement shown in Exhibit G., and agrees to use its best efforts to consummate the transfer within 45 days following the Closing of the Merger.

6.7       Payment of Expenses. Company will pay expenses of Parent specifically relating to the transaction contemplated under this Agreement as set forth on Exhibit G and not to exceed $300,000; provided, however, that a total of $150,000 in expenses as shown in Exhibit G will be paid at the Effective Time, and a total of $150,000 in additional expenses as shown in Exhibit G will be paid not later than ninety days from the Effective Time. Such expenses as are to be paid  not later than ninety days from the Effective Time shall be subject to a promissory note and security agreement as shown in Exhibit E. Except for the foregoing, all parties hereto shall bear their own expenses.

6.8           SEC Reports.  Parent agrees to use its best efforts, prior to and after the Effective Time, to cause the Parent to timely prepare all SEC reports required under the Securities Exchange Act 1934, as amended, for all periods through and up to the Effective Time, which reports shall be complete, free of errors and omissions, consistent with past disclosure practices of the Parent, and in full compliance with SEC rules.

6.9           Future Acquisitions.  For a period of two years from the Effective Date, the Company agrees that it will cause the Board of Directors of Parent to fully comply with SEC reporting requirements as a condition of consummating any acquisition by the Parent, including, but not limited to, all acquisition financial reporting requirements.

7.           Conditions of Parties’ Obligations.

7.1           Company Obligations

.  The obligations of Parent and Acquisition Corp. under this Agreement and the Plan of Merger are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by Parent.

(a)           No Errors, etc. The representations and warranties of the Company under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)           Compliance with Agreement.  The Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

(c)           No Default or Adverse Change.  There shall not exist on the Closing Date any Default or Event of Default or any event or condition that, with the giving of notice or lapse of time, or both, would constitute a Default or Event of Default, and since the Balance Sheet Date, there shall have been no material adverse change in the Condition of the Company.

(d)           Certificate of Officer.  The Company shall have delivered to Parent and Acquisition Corp. a certificate dated the Closing Date, executed on its behalf by Matt Hill CEO of Directors of the Company, certifying the satisfaction of the conditions specified in paragraphs (a), (b) and (c) of this Section 7.1.

 (e)           No Restraining Action.  No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Plan of Merger or the carrying out of the transactions contemplated by the Merger Documents.

(f)           Supporting Documents.  Parent and Acquisition Corp. shall have received the following:

(1)           Copies of resolutions of the Board of Directors and the Stockholders of the Company, certified by the Secretary of the Company, authorizing and approving the execution, delivery and performance of the Merger Documents and all other documents and instruments to be delivered pursuant hereto and thereto.

(2)           A certificate of incumbency executed by the Secretary of the Company certifying the names, titles and signatures of the officers authorized to execute any documents referred to in this Agreement and further certifying that the Articles of Incorporation and By-laws of the Company delivered to Parent and Acquisition Corp. at the time of the execution of this Agreement have been validly adopted and have not been amended or modified.

(3)           A certificate, dated the Closing Date, executed by the Company’s Secretary, certifying that, except for the filing of the Certificate of Merger and Statement of Merger:  (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties that are required for the Merger have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Merger or the carrying out of the transactions contemplated by the Merger Documents.

(4)           Evidence as of a recent date of the good standing and corporate existence of the Company issued by the Secretary of State of the State of Delaware and evidence that the Company is qualified to transact business as a foreign corporation.

(5)           Such additional supporting documentation and other information with respect to the transactions contemplated hereby as Parent and Acquisition Corp. may reasonably request.

(g)           Proceedings and Documents.  All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to Parent and Acquisition Corp.  The Company shall furnish to Parent and Acquisition Corp. such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Section 7.1 as Parent or its counsel may reasonably request.

7.2           Parent and Acquisition Corp. Obligations

.  The obligations of the Company under this Agreement are subject to the fulfillment at or prior to the Closing of the conditions precedent specified in paragraph (f) of Section 7.1 hereof and the following additional conditions:

(a)           No Errors, etc.  The representations and warranties of Parent and Acquisition Corp. under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)           Compliance with Agreement.  Parent and Acquisition Corp. shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

(c)           No Default or Adverse Change.  There shall not exist on the Closing Date any Default or Event of Default or any event or condition, that with the giving of notice or lapse of time, or both, would constitute a Default of Event of Default, and since the Parent Balance Sheet Date, there shall have been no material adverse change in the Condition of the Parent.

(d)           Certificate of Officer.  Parent and Acquisition Corp. shall have delivered to the Company a certificate dated the Closing Date, executed on their behalf by their respective President, certifying the satisfaction of the conditions specified in paragraphs (a), (b), and (c) of this Section 7.2.

(e)           No Restraining Action.  No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Plan of Merger or the carrying out of the transactions contemplated by the Merger Documents.

(f)           Supporting Documents.  The Company shall have received the following:

(1)           Copies of resolutions of Parent’s and Acquisition Corp.’s respective boards of directors and the sole shareholder of Acquisition Corp., certified by their respective Secretaries, authorizing and approving the execution, delivery and performance of this Agreement, the Merger Documents, and all other documents and instruments to be delivered by them pursuant hereto and thereto.

(2)           A certificate of incumbency executed by the respective Secretaries of Parent and Acquisition Corp. certifying the names, titles and signatures of the officers authorized to execute the documents referred to in paragraph (1) above and further certifying that the articles or certificates of incorporation and by-laws of Parent and Acquisition Corp. appended thereto have not been amended or modified.

(3)           A certificate, dated the Closing Date, executed by the Secretary of each of the Parent and Acquisition Corp., certifying that, except for the filing of the Certificate of Merger and Statement of Merger:  (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties required for the Merger have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Merger or the carrying out of the transactions contemplated by any of the Merger Documents.

(4)           A certificate of Corporate Stock Transfer, Inc., Parent’s transfer agent and registrar, certifying as of the business day prior to the Closing Date, a true and complete list of the names and addresses of the record owners of all of the outstanding shares of Parent Common Stock, together with the number of shares of Parent Common Stock held by each record owner.

(5)           A letter from Corporate Stock Transfer, Inc., Parent’s transfer agent and registrar setting forth that the number of shares of Parent Common Stock that would be issued and outstanding as of the Closing Date but prior to the closing of the Merger, is no more than 2,580,141 shares of Parent Common Stock.

(6)           Copies of any share cancellation agreements, which shall be duly executed by the parties thereto, and related correspondence between holders of shares that are being cancelled thereby and the Parent, and other written evidence of cancellation of said shares, if applicable.

(7)           An agreement in writing from Ronald R. Chadwick, P.C., in form and substance reasonably satisfactory to the Company, to deliver copies of the audit opinions and audit reports with respect to any and all financial statements of Parent that had been audited by such firm.

(8)           (i) The executed resignation of Christine Tedesco as an officer of Parent, with the officer resignation to take effect at the Effective Time, and with the resignation of Mrs. Tedesco as a director to take effect upon Parent’s compliance with Section 14(f) of the Exchange Act and rules promulgated thereunder. The Indemnification Agreement in the form as shown in Exhibit F hereto shall be entered into at the Closing Date, and will include a clause to indemnify Mrs. Tedesco as a director between the Effective Time and her resignation upon Parent’s compliance with Section 14(f) of the Exchange Act and rules promulgated thereunder.

 (9)           Evidence as of a recent date of the good standing and corporate existence of the Parent made available to the Company by the Secretary of State of Colorado and evidence that the Parent is qualified to transact business as a foreign corporation and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

(10)           Evidence as of a recent date of the good standing and corporate existence of Acquisition Corp. issued by the Secretary of State of Delaware.

(11)           Copies of all previously filed federal, state, and other Tax Returns of the Parent and its subsidiaries (whether now existing or in existence in the past), including related agreements and correspondence between the Parent, its subsidiaries and the relevant taxing authorities.

(12)           Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company may reasonably request.

(g)           Proceedings and Documents.  All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be satisfactory in form and substance to the Company. Parent and Acquisition Corp. shall furnish to the Company such supporting documentation and evidence of satisfaction of any or all of the conditions specified in this Section 7.2 as the Company may reasonably request.

The Company may waive compliance with any of the conditions precedent specified in this Section 7.2.

8.           Survival of Representations and Warranties

.  The representations and warranties of the parties made in Sections 2 and 3 of this Agreement (including the Schedules to the Agreement which are hereby incorporated by reference) shall survive for eighteen (18) months beyond the Effective Time, provided, however, that this Section 8 shall not limit any claim for fraud or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.           Amendment of Agreement

.  This Agreement and the Plan of Merger may be amended or modified at any time in all respects by an instrument in writing executed (i) in the case of this Agreement by the parties hereto and (ii) in the case of the Plan of Merger by the parties thereto.

10.           Definitions

.  Unless the context otherwise requires, the terms defined in this Section 10 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Acquisition Corp.” means CST Acquisition Corp., a Colorado corporation.

“Acquisition Proposal” shall have the meaning assigned to such term in each of Section 5.1(e) and Section 5.2(d) hereof, as applicable.

“Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

“Agreement” shall mean this Agreement.

“Balance Sheet” and “Balance Sheet Date” shall have the meanings assigned to such terms in Section 2.9 hereof.

“BCA” shall have the meaning assigned to it in the second recital hereof.

“Benefit Arrangements” shall have the meaning assigned to it in Section 2.12 hereof.

“Certificate of Merger” shall have the meaning assigned to it in the second recital of this Agreement.

“Closing” and “Closing Date” shall have the meanings assigned to such terms in Section 11 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall mean WebXU, Inc., a Delaware corporation.

“Company Common Stock” shall have the meaning assigned to it in Section 1.5(a)(ii).

“Company Benefit Plans” shall have the meaning assigned to it in Section 2.12 hereof.

“Company Warrants” shall have the meaning assigned to it in Section 1.7(a) hereof.

“Condition of the Company” shall have the meaning assigned to it in Section 2.2 hereof.

“Condition of the Parent” shall have the meaning assigned to it in Section 3.13 hereof.

“Constituent Corporations” shall have the meaning assigned to it in Section 1.4 hereof.

“Default” shall mean a default or failure in the due observance or performance of any covenant, condition or agreement on the part of the Company to be observed or performed under the terms of this Agreement or the Plan of Merger, if such default or failure in performance shall remain unremedied for five (5) days.

“DGCL” shall have the meaning assigned to it in the second recital hereof.

 “BCA” shall have the meaning assigned to it in the second recital hereof.

“Effective Time” shall have the meaning assigned to it in Section 1.2 hereof.

“Equity Security” shall mean any stock or similar security of an issuer or any security (whether stock or Indebtedness for Borrowed Money) convertible, with or without consideration, into any stock or similar equity security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.

“ERISA” shall have the meaning assigned to it in Section 2.12 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Event of Default” shall mean (a) the failure of the Company to pay any Indebtedness for Borrowed Money, or any interest or premium thereon, within five (5) days after the same shall become due, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, (b) an event of default under any agreement or instrument evidencing or securing or relating to any such Indebtedness, or (c) the failure of the Company to perform or observe any material term, covenant, agreement or condition on its part to be performed or observed under any agreement or instrument evidencing or securing or relating to any such Indebtedness when such term, covenant or agreement is required to be performed or observed.

“GAAP” shall have the meaning assigned to it in Section 2.9 hereof.

“Indebtedness” shall mean any obligation of the Company which under generally accepted accounting principles is required to be shown on the balance sheet of the Company as a liability. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company shall be deemed to be Indebtedness even though such obligation is not assumed by the Company.

“Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Company, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by the Company or for which the Company is otherwise contingently liable.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“knowledge” and “know” means, when referring to any person or entity, the actual knowledge of such person or entity of a particular matter or fact, and what that person or entity would have reasonably known after due inquiry.  An entity will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving, or who has served, as an executive officer of such entity has actual “knowledge” of such fact or other matter, or had actual “knowledge” during the time of such service of such fact or other matter, or would have had “knowledge” of such particular fact or matter after due inquiry.

“Subscription agreement” shall have the meaning assigned to it in Section 4 hereof.

“Statement of Merger” shall have the meaning assigned to it in the second recital of this Agreement.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

“Merger” shall have the meaning assigned to it in the first recital hereof.

“Merger Documents” shall have the meaning assigned to it in Section 2.5 hereof.

“Parent” shall mean CST Holding Corp., a Colorado corporation.

“Parent Balance Sheet” and “Parent Balance Sheet Date” shall have the meanings assigned to them in Section 3.13 hereof.

“Parent Common Stock” shall have the meaning assigned to it in Section 3.4 hereof.

“Parent Employee Benefit Plans” shall have the meaning assigned to it in Section 3.16 hereof.

“Parent Financial Statements” shall have the meaning assigned to it in Section 3.8 hereof.

“Parent SEC Documents” shall have the meaning assigned to it in Section 3.7(b) hereof.

“Parent Warrants” shall have the meaning assigned to it in Section 1.7(a) hereof.

“Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of the Company that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by the Company in its business.

“Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

“Rights” shall have the meaning assigned to it in Section 2.15 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stockholders” shall mean all of the stockholders of the Company.

“Subsidiaries” shall have the meaning assigned to it in Section 2.1(b) hereof.

“Surviving Corporation” shall have the meaning assigned to it in Section 1.1 hereof.

“Tax” or “Taxes” shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Regulation section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.

11.           Closing

.  The closing of the Merger (the “Closing”) shall occur concurrently with the Effective Time (the “Closing Date”).  The Closing shall occur at the offices of Richardson & Patel LLP. At the Closing, Parent shall present for delivery to each Stockholder the certificate representing the Parent Common Stock to be issued pursuant to Section 1.5(a)(ii) hereof to them pursuant to Sections 1.6 and 4 hereof.  Such presentment for delivery shall be against delivery to Parent and Acquisition Corp. of the certificates, opinions, agreements and other instruments referred to in Section 7.1 hereof, and the certificates representing all of the Common Stock issued and outstanding immediately prior to the Effective Time. Parent will deliver at such Closing to the Company the officers’ certificate and opinion referred to in Section 7.2 hereof. All of the other documents, certificates and agreements referenced in Section 7 will also be executed as described therein. At the Effective Time, all actions to be taken at the Closing shall be deemed to be taken simultaneously.

12.           Termination Prior to Closing.

12.1           Termination of Agreement

.  This Agreement may be terminated at any time prior to the Closing:

(a)           By the mutual written consent of the Company, Acquisition Corp. and Parent;

(b)           By the Company, if Parent or Acquisition Corp. (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after the Company has notified Parent and Acquisition Corp. of its intent to terminate this Agreement pursuant to this paragraph (b);

(c)           By Parent and Acquisition Corp., if the Company (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after Parent or Acquisition Corp. has notified the Company of its intent to terminate this Agreement pursuant to this paragraph (c);

(d)           By either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Parent, Acquisition Corp. or the Company, which prohibits or materially restrains any of them from consummating the transactions contemplated hereby; provided, that the parties hereto shall have used their best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within ninety (90) days after entry, by any such court or governmental or regulatory agency;

(e)           By the Parent and Acquisition Corp., if they deem in their sole and complete discretion, that the final audited financials statements yet to be provided by the Company under Section 2.9 are materially different in any aspect from the unaudited financial statements which have previously been provided as of March 31, 2011;

(f)           By the Parent and Acquisition Corp., if they deem in their sole and complete discretion, that any aspect of the Company’s business or status is materially different from its situation as disclosed to the Parent and Acquisition Corp. by the Company as of XX, 2011;

(g)           By either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if the Closing has not occurred on or prior to July 31, 2011 for any reason other than delay or nonperformance of the party seeking such termination.

12.2           Termination of Obligations

.  Termination of this Agreement pursuant to this Section 12 shall terminate all obligations of the parties hereunder, except for the obligations under Sections 6.1, 13.3 and 13.9; provided, however, that termination pursuant to paragraphs (b) or (c) of Section 12.1 shall not relieve the defaulting or breaching party or parties from any liability to the other parties hereto.

13.           Miscellaneous.

13.1           Notices

.  Any notice, request or other communication hereunder shall be given in writing and shall be served either personally by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:

If to Parent or Acquisition Corp.:	CST Holding Corp.
7060 B. South Tucson Way
Centennial, Colorado 80112
Attention:	Mrs. Christine Tedesco
President and CEO
Facsimile:	_________________

With a copy to:	David Wagner & Associates, P.C.
8400 East Prentice Avenue
Penthouse Suite
Greenwood Village, Colorado  80111
Facsimile:	(303) 794-3393
Attention:	David Wagner, Esq.

If to the Company:	Webxu, Inc.
3435 Ocean Park Blvd
Suite 107-282
Santa Monica, California 90405
Facsimile:	_________________
Attention:	Mr. Matt Hill CEO

With a copy to:	Richardson & Patel LLP
Murdock Plaza
10900 Wilshire Blvd, Suite 500
Los Angeles, California 90024
Facsimile:	(310) 208-1154
Attention:	Peter Hogan, Esq.

Notices shall be deemed received at the earlier of actual receipt or three (3) business days following mailing.  Counsel for a party (or any authorized representative) shall have authority to accept delivery of any notice on behalf of such party.

13.2           Entire Agreement

.  This Agreement, including the schedules and exhibits attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter hereof.  This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.

13.3           Expenses

.  Each party shall bear and pay all of the legal, accounting and other expenses incurred by it in connection with the transactions contemplated by this Agreement.

13.4           Time

.  Time is of the essence in the performance of the parties’ respective obligations herein contained.

13.5           Severability

.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.6           Successors and Assigns

.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs.

13.7           No Third Parties Benefited

.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.

13.8.           Arbitration.  Any dispute or claim arising under or with respect to this Agreement will be resolved by arbitration in Denver, Colorado, conducted in accordance with the Rules for Commercial Arbitration of the American Arbitration Association (“AAA”) before a panel of three (3) arbitrators, one appointed by the former directors of the Parent, one appointed by the Company, and the third selected by the AAA.  The decision or award of the arbitrators will be final and binding upon the parties.

13.9.           Captions.  The captions appearing in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

13.10           Counterparts

.  This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

13.11           Governing Law

.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado.  The parties to this Agreement agree that any breach of any term or condition of this Agreement or the transactions contemplated hereby shall be deemed to be a breach occurring in the State of Colorado by virtue of a failure to perform an act required to be performed in the State of Colorado.  The parties to this Agreement irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of Colorado for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby.  The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, or any judgment entered by any court in respect hereof brought in Denver, Colorado, and further irrevocably waive any claim that any suit, action or proceeding brought in Denver, Colorado has been brought in an inconvenient forum.  With respect to any action before the above courts, the parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

PARENT:

CST HOLDING CORP.

By:	/s/ Christine Tedesco
Christine Tedesco
President and Chief Executive Officer

ACQUISITION CORP.:

CST ACQUISITION CORP.

By:	/s/ Christine Tedesco
Christine Tedesco
President and Chief Executive Officer

THE COMPANY:

WEBXU, INC.

By:	/s/ Matt Hill
Matt Hill
Chief Executive Officer

EXHIBIT A-1

Statement of Merger

STATEMENT OF MERGER

MERGING

CST Acquisition Corp.
(a Colorado Corporation)

INTO

WEBXU, INC.
(a Delaware Corporation)

Pursuant to Section 7-90-203.7 of the Colorado Revised Statutes, this STATEMENT OF MERGER was entered into this 22nd day of July, 2011, by and between CST Acquisition Corp., a Colorado corporation, and WebXU, Inc., a Delaware corporation.

THIS IS TO CERTIFY:

FIRST:  WebXU, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Surviving Corporation"), and CST Acquisition Corp., a corporation organized and existing under the laws of the State of Colorado ("Acquisition Corp."), agree that Acquisition Corp. shall be merged into the Surviving Corporation.  The terms and conditions of the merger and the mode of carrying the same into effect are as herein set forth in these Statements of Merger.

SECOND:  The Surviving Corporation shall survive the merger and shall continue under the new name of "WebXU, Inc." whose address is 3435 Ocean Park Blvd., Suite 107-282, Santa Monica, California 90405.

THIRD:  The Plan of Merger is as follows:

1.	Acquisition Corp. shall be merged into the Surviving Corporation.

2.	On the effective date of this merger:

a.	Acquisition Corp. shall merge into the Surviving Corporation and the separate existence of Acquisition Corp. shall cease.

b.
The title to all real estate and other property owned by Acquisition Corp. is transferred to and vested in the Surviving Corporation without revision or impairment; and the transfer to and vesting in the Surviving Corporation shall be deemed to occur by operation of law, and no consent or approval of any other person shall be required in connection with any transfer or vesting unless consent or approval is specifically required in the event of merger by law or by the express provision in any contract, agreement, decree, order, or other instrument to which any of the corporations so merged is a party or by which it is bound.

c.	The Surviving Corporation has all the liabilities of Acquisition Corp.

d.
A proceeding pending against any corporation party to the merger may be continued as if the merger did not occur or the Surviving Corporation may be substituted in the proceeding for the corporation whose existence ceased.

e.	The articles of incorporation of the Surviving Corporation shall continue in full force and effect and are not changed or amended by this plan of merger.

f.
  each share of common stock, par value $.001 per share, of Acquisition Corp. that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive  ten  (10) shares of common stock, par value $.001 per share, of the Surviving Corporation, so that at the Effective Time, CST Holding Corp. (“Parent”) shall be the holder of all of the issued and outstanding shares of the Surviving Corporation

g.
 the shares of common stock, par value $.001 per share, of the Surviving Corporation prior to the merger (the “Company Common Stock”), which shares at the Closing will constitute all of the issued and outstanding shares of capital stock of the Company shall, by virtue of the Merger and without any action on the part of the holders thereof, each one (1) share of Company Common Stock shall be converted into the right to receive one (1) number of shares of Parent Common Stock for each of the Stockholders.

h.	each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled in the Merger and cease to exist.

i.	All warrants to purchase Company Common Stock outstanding prior to the effective time shall be converted to warrants to purchase the common stock of the Parent upon the same terms and conditions.

FOURTH:  The Surviving Corporation has authorized 50,000,000 shares of common voting stock, $0.001 par value, 15,914,531 shares of which were issued and outstanding on the record date.  Each of the shares is entitled to one vote. The board of directors of the Surviving Corporation approved the adoption of the Plan of Merger and the performance of its terms.  Shareholders of the Surviving Corporation shareholders, in a written consent, as of July 22, 2011,  representing 14,577,062 shares of common stock of the Surviving Corporation were voted in favor of entering into the Plan of Merger. The shares voted in favor of the Plan of Merger represented 91.5% of the issued and outstanding shares of the Surviving Corporation and the Plan of Merger was duly approved by the shareholders of the Surviving Corporation.

FIFTH: Acquisition Corp. has authorized 50,000,000 shares of common voting stock, $0.001 par value, 100 shares of which were issued and outstanding on the record date.  All of the outstanding shares are owned by Parent Corp. The board of directors of Acquisition Corp approved the adoption of the Plan of Merger and the performance of its terms.  On July 21, 2011, Parent Corp. signed a consent as the sole shareholder of Acquisition Corp. approving entering into the Plan of Merger and the Plan of Merger.

SIXTH:  The merger shall become effective on date of filing of these Certificate of Merger and Statement of Merger with the Delaware Secretary of State.

SEVENTH: The Plan of Merger is on file at WebXU, Inc., whose address is 3435 Ocean Park Blvd., Suite 107-282, Santa Monica, California 90405, the place of business of the surviving corporation.

EIGHTH: A copy of the Plan of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

///REMAINDER OF THE PAGE LEFT BLANK///

IN WITNESS WHEREOF, the parties to the merger have caused this Statement of Merger and Plan of Merger to be signed in their respective corporate names and on their behalf by the respective presidents and witnessed or attested by their respective secretaries as of the 22nd day of July, 2011.

CST ACQUISITION CORP.
A Colorado Corporation

By:
Christine Tedesco, President

WEBXU, INC.
A Delaware Corporation

By:
Matt Hill, Chairman

EXHIBIT A-2

Certificate of Merger

CERTIFICATE OF MERGER

MERGING

CST Acquisition Corp.
(a Colorado Corporation)

INTO

WEBXU, INC.
(a Delaware Corporation)

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, this CERTIFICATE OF MERGER was entered into this 22nd day of July, 2011, by and between CST Acquisition Corp., a Colorado corporation, and WebXU, Inc., a Delaware corporation.

THIS IS TO CERTIFY:

FIRST:  WebXU, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Surviving Corporation"), and CST Acquisition Corp., a corporation organized and existing under the laws of the State of Colorado ("Acquisition Corp."), agree that Acquisition Corp. shall be merged into the Surviving Corporation.  The terms and conditions of the merger and the mode of carrying the same into effect are as herein set forth in this Certificate of Merger.

SECOND:  The Surviving Corporation shall survive the merger and shall continue under the new name of "WebXU, Inc." whose address is 3435 Ocean Park Blvd., Suite 107-282, Santa Monica, California 90405.

THIRD:  The Plan of Merger is as follows:

1.	Acquisition Corp. shall be merged into the Surviving Corporation.

2.	On the effective date of this merger:

a.	Acquisition Corp. shall merge into the Surviving Corporation and the separate existence of Acquisition Corp. shall cease.

b.
The title to all real estate and other property owned by Acquisition Corp. is transferred to and vested in the Surviving Corporation without revision or impairment; and the transfer to and vesting in the Surviving Corporation shall be deemed to occur by operation of law, and no consent or approval of any other person shall be required in connection with any transfer or vesting unless consent or approval is specifically required in the event of merger by law or by the express provision in any contract, agreement, decree, order, or other instrument to which any of the corporations so merged is a party or by which it is bound.

c.	The Surviving Corporation has all the liabilities of Acquisition Corp.

d.
A proceeding pending against any corporation party to the merger may be continued as if the merger did not occur or the Surviving Corporation may be substituted in the proceeding for the corporation whose existence ceased.

e.	The articles of incorporation of the Surviving Corporation shall continue in full force and effect and are not changed or amended by this plan of merger.

f.
  each share of common stock, par value $.001 per share, of Acquisition Corp. that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive  ten  (10) shares of common stock, par value $.001 per share, of the Surviving Corporation, so that at the Effective Time, CST Holding Corp. (“Parent”) shall be the holder of all of the issued and outstanding shares of the Surviving Corporation

g.
 the shares of common stock, par value $.001 per share, of the Surviving Corporation prior to the merger (the “Company Common Stock”), which shares at the Closing will constitute all of the issued and outstanding shares of capital stock of the Company shall, by virtue of the Merger and without any action on the part of the holders thereof, each one (1) share of Company Common Stock shall be converted into the right to receive one (1) number of shares of Parent Common Stock for each of the Stockholders.

h.	each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled in the Merger and cease to exist.

i.	All warrants to purchase Company Common Stock outstanding prior to the effective time shall be converted to warrants to purchase the common stock of the Parent upon the same terms and conditions.

FOURTH:  The Surviving Corporation has authorized 50,000,000 shares of common voting stock, $0.001 par value, 15,914,531 shares of which were issued and outstanding on the record date.  Each of the shares is entitled to one vote. The board of directors of the Surviving Corporation approved the adoption of the Plan of Merger and the performance of its terms.  Shareholders of the Surviving Corporation shareholders, in a written consent, as of July 22, 2011,  representing 14,577,062 shares of common stock of the Surviving Corporation were voted in favor of entering into the Plan of Merger. The shares voted in favor of the Plan of Merger represented 91.5% of the issued and outstanding shares of the Surviving Corporation and the Plan of Merger was duly approved by the shareholders of the Surviving Corporation.

FIFTH: Acquisition Corp. has authorized 50,000,000 shares of common voting stock, $0.001 par value, 100 shares of which were issued and outstanding on the record date.  All of the outstanding shares are owned by Parent Corp. The board of directors of Acquisition Corp approved the adoption of the Plan of Merger and the performance of its terms.  On July 21, 2011, Parent Corp. signed a consent as the sole shareholder of Acquisition Corp. approving entering into the Plan of Merger and the Plan of Merger .

SIXTH:  The merger shall become effective on date of filing of these Certificate of Merger with the Delaware Secretary of State.

SEVENTH: The Plan of Merger is on file at WebXU, Inc., whose address is 3435 Ocean Park Blvd., Suite 107-282, Santa Monica, California 90405, the place of business of the surviving corporation.

EIGHTH: A copy of the Plan of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

///REMAINDER OF THE PAGE LEFT BLANK///

IN WITNESS WHEREOF, the parties to the merger have caused this Certificate of Merger and Plan of Merger to be signed in their respective corporate names and on their behalf by the respective presidents and witnessed or attested by their respective secretaries as of the 22nd day of July, 2011.

CST ACQUISITION CORP.
A Colorado Corporation

By:
Christine Tedesco, President

WEBXU, INC.
A Delaware Corporation

By:
Matt Hill, Chairman

EXHIBIT B

Certificate of Incorporation of the Company

1

EXHIBIT C

By-laws of the Company

2

EXHIBIT D

Directors and Officers of Surviving Corporation

Name	Position
Matt Hill	Chief Executive Officer and President
Jeff Aaronson	Chief Financial Officer and Secretary
Matt Hill	Director*
Mike Warsinske	Director*
John Ellis	Director*
Christine Tedesco	Director**

*
Election as a director will become effective on the 11th day after mailing of an Information Statement in accordance with Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 promulgated thereunder.

**
Resignation from the board shall become effective on the 11th day after mailing of an Information Statement in accordance with Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 promulgated thereunder.

1

EXHIBIT E

Form of Promissory Note and Security Agreement

2

WEBXU, INC.

SECURED PROMISSORY NOTE

$95,000	July XX, 2011
 Los Angeles, California

FOR VALUE RECEIVED, WEBXU, INC., a Delaware corporation (the “Company”), hereby unconditionally promises to pay to the order of Endeavor Capital Group, Inc. (the “Holder”), the principal sum of Ninety-Five Thousand Dollars ($95,000.00) (the “Principal Amount”), together with accrued and unpaid interest thereon (as provided below).

This Secured Promissory Note (the “Note”) is one of a series of secured promissory notes in the aggregate principal amount of One Hundred Fifty Thousand Dollars ($150,000), each of like tenor and ranking without priority over one another (collectively, the “Notes”), made by the Company in favor of certain note holders (the “Note Holders”), issued by the Company pursuant to that certain Agreement and Plan of Merger dated as of July XX, 2011 which names the Note Holders (the “Merger Agreement”). Any payments made by the Company with respect to this Note or any of the other Note referenced in Merger Agreement shall be made to each of the Note Holders on a pro rata basis in accordance with the aggregate principal and interest owing under each of the Notes then outstanding.  To the extent any Purchaser of a Note receives any payment in excess of its pro rata share of such payment, such amount shall be held in trust and delivered over to the Note Holders then entitled to receive such amounts.  Capitalized terms used in this Note and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement.

1.           Interest Rate and Repayment of Principal Amount.  The Principal Amount outstanding under this Note shall accrue interest at the rate of TWELVE PERCENT (12%) per annum. The Principal Amount and all accrued and unpaid interest shall be payable on the ninety first day from the date of this Note.

2.           Repayment Extension.  If any payment of principal or interest shall be due on a Saturday, Sunday or any other day on which banking institutions in the State of California are required or permitted to be closed, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest under this Note.

3.           Manner and Application of Payments.  All payments due hereunder shall be paid in lawful money of the United States of America which shall be legal tender in payment of all debts and dues, public and private, in immediately available funds, without offset, deduction or recoupment.  Any payment by check or draft shall be subject to the condition that any receipt issued therefore shall be ineffective unless the amount due is actually received by the Holder.  Each payment shall be applied first to the payment of any and all costs, fees and expenses incurred by or payable to the Holder in connection with the collection or enforcement of this Note, second to the payment of all unpaid late charges (if any), third, to the payment of all accrued and unpaid interest hereunder and fourth, to the payment of the unpaid Principal Amount, or in any other manner which the Holder may, in its sole discretion, elect from time to time.

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4.           Security Interest.  The full and prompt repayment of the Obligations (as defined below), including this Note, is secured by that certain Security Agreement between the pledgors listed in Schedule A of such agreement and the Holder of even date herewith (the “Security Agreement”).  The Company agrees to take any and all actions reasonably necessary and/or appropriate in order for the Holder to secure its rights under the Security Agreement.   The term “Obligations” shall mean the full and punctual observance and performance of all present and future duties, covenants and responsibilities due to the Holder by the Company of any nature whatsoever, including all past, present and future indebtedness and liabilities of the Company to the Holder for the payment of money (extending to the Principal Amount and all interest, fees, late charges, expense payments, liquidation costs, and attorneys’ fees and expenses), whether similar or dissimilar, related or unrelated, matured or unmatured, direct or indirect, contingent or noncontingent, primary or secondary, alone or jointly with others, now due or to become due, now existing or hereafter created, and whether or not now contemplated.  If more than one Obligation is outstanding, each payment may be applied to such of the Obligations as Note Holders shall mutually determine in their sole discretion.

5.           Prepayment.  The Company shall have the right to prepay this Note in whole or in part, at any time or from time to time, without premium, penalty or prior written notice to the Holder.

6.           Events of Default; Remedies.

(a)  Events of Default.  Each of the following events shall constitute an “Event of Default” under this Note if such event has not been cured within 15-days of written notice of such event to the Company: (i) failure of the Company to pay any principal or other amount due hereunder when due, or the Company shall in any way fail to comply with the other terms, covenants or conditions contained in this Note; (ii) the commencement, whether voluntary or involuntary, of a case under the laws of the United States, or any other proceeding or action seeking reorganization, liquidation, dissolution or other relief under bankruptcy or insolvency statutes or similar laws, or the appointment of a receiver, trustee or custodian for the Company or all or a material portion of the Company’s assets or property; or (iii) the dissolution, liquidation or termination of the Company.  Notwithstanding the foregoing, a merger or consolidation approved in advance in writing by the Holder with a company that assumes responsibility for all Obligations under this Note shall not constitute an Event of Default.

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(b)  Remedies.  Upon the occurrence of an Event of Default, and without demand or notice of any kind: (i) all outstanding amounts under this Note (including the outstanding Principal Amount plus any accrued and unpaid interest less any principal payments previously made) shall become immediately due and payable; and (ii) the Holder may exercise any and all rights and remedies available to it at law, in equity or otherwise, including enforcement of its security interest under the Security Agreement.

(c)  Remedies Cumulative.  Each right, power and remedy of the Holder hereunder shall be cumulative and concurrent, and the exercise or beginning of the exercise of any one or more of them shall not preclude the simultaneous or later exercise by the Holder of any or all such other rights, powers or remedies.  No failure or delay by the Holder to insist upon the strict performance of any one or more provisions of this Note or to exercise any right, power or remedy consequent upon a breach thereof or default hereunder shall constitute a waiver thereof or preclude the Holder from exercising any such right, power or remedy.  By accepting full or partial payment after the due date of any amount of principal of or interest on this Note, or other amounts payable on demand, the Holder shall not be deemed to have waived the right either to require prompt payment when due and payable of all other amounts of principal of or interest on this Note or other amounts payable on demand, or to exercise any rights and remedies available to it in order to collect all such other amounts due and payable under this Note.

(c)  Costs of Collection.   If this Note is placed in the hands of an attorney for collection following the occurrence of an Event of Default hereunder, the Company agrees to pay to the Holder upon demand all reasonable costs and expenses, including, without limitation, all reasonable attorneys’ fees and court costs incurred by the Holder in connection with the enforcement or collection of this Note (whether or not any action has been commenced by the Holder to enforce or collect this Note) or in successfully defending any counterclaim or other legal proceeding brought by the Company contesting the Holder’s right to collect the outstanding Principal Amount and/or interest thereon.  The obligation of the Company to pay all such costs and expenses shall not be merged into any judgment by confession against the Company.  All of such costs and expenses shall bear interest at the higher of the rate of interest provided herein from the date of payment by the Holder until repaid in full.

7.           Securities Compliance.  The issuance of this Note and any securities issued in consideration of this Note shall be subject to compliance with applicable securities laws.  The Holder represents and warrants to the Company that (i) the Holder is an “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended, and is acquiring this Note and any and all securities related thereto solely for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof; (ii) the Holder has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of this investment and has had an opportunity to consult with its own professional representatives to assist in evaluating the merits and risks of this investment; (iii) the Holder has had an opportunity to question the officers and directors of the Company and has received all information that he has requested; (iv) the Note was not offered by means of general advertising or solicitation; and (v) the Holder acknowledges that an investment in the Note is speculative and that the Holder may have to bear the economic risk of the investment for an indefinite period of time.  The Holder agrees to execute and deliver such documents as the Company shall reasonably require to assure compliance with such laws.

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8.           Miscellaneous.

(a)           Jurisdiction and Venue.  THE COMPANY AND HOLDER HEREBY AGREE THAT ANY FEDERAL COURT IN THE STATE OF CALIFORNIA OR ANY STATE COURT LOCATED THE STATE OF CALIFORNIA SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE COMPANY AND HOLDER PERTAINING DIRECTLY OR INDIRECTLY TO THIS NOTE.  THE COMPANY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS.  FURTHER, THE COMPANY HEREBY WAIVES THE RIGHT TO ASSERT THE DEFENSE OF FORUM NON CONVENIENS AND THE RIGHT TO CHALLENGE THE VENUE OF ANY COURT PROCEEDING COMMENCED PURSUANT TO THIS SECTION 8(a).  ANY DISPUTE HEREUNDER WILL BE BROUGHT OR DEFENDED BY HOLDER.

(b)           Amendment and Waivers.  No delay or failure on the part of Holder in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Holder of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.  No modification, amendment or waiver of any provision of this Note or consent to departure therefrom shall be effective unless in writing and signed by the Company and the Holder.  The Company hereby waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note.

(c)           Binding Instrument; Assignment.  The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

(d)           Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of California, without regard to the conflicts of law principles thereof.

(e)           Titles and Subtitles.  The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

(f)           Notices.  Any notice to be given hereunder shall be in writing, and shall be sent to Holder or the Company, as the case may be, at the addresses set forth below each party’s signature hereto and shall be deemed received (i) on the earlier of the date of receipt or the date three (3) business days after deposit of such notice in the United States mail, if sent postage prepaid, certified mail, return receipt requested, (ii) one (1) business day after dispatch if sent for overnight delivery by a nationally recognized overnight courier, (iii) on the day of transmission if sent by facsimile with electronic receipt of transmission; or (iv) when actually received, if personally delivered.

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(g)           Maximum Rate of Interest. All payment obligations arising under this Note are subject to the express condition that at no time shall the Company be obligated or required to pay interest at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum rate which the Company is permitted by law to contract or agree to pay. If by the terms of this Note, the Company is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the applicable rate of interest shall be deemed to be immediately reduced to such maximum rate, and interest thus payable shall be computed at such maximum rate, and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal.

(h)           Commercial Purposes.  The Company acknowledges and warrants that (a) the indebtedness evidenced by this Note is incurred for the purpose of acquiring or carrying on a business or commercial enterprise and that such indebtedness is a commercial loan; (b) all proceeds arising from the indebtedness will be used solely in connection with such business or commercial enterprise; (c) the proceeds of such indebtedness will not be used for the purchase of registered equity securities within the purview of Regulation “U” issued by the Board of Governors at the Federal Reserve System; and (d) the loan evidenced by this Note is not a “consumer transaction” as defined in the Uniform Commercial Code.

(i) Subsequent Holders.  This Note is not transferrable by its holder, except with the written consent of the Company, which consent shall not be unreasonably withheld.  In the event that any holder of this Note transfers this Note for value, the Company agrees that except with respect to subsequent holders with actual knowledge of a claim or defense, no subsequent holder of this Note shall be subject to any claims or defenses which Borrower may have against a prior holder (which claims or defenses are not waived as to prior holders), all of which are waived as to the subsequent holder, and that all such subsequent holders shall have all of the rights of a holder in due course with respect to the Company even though the subsequent holder may not qualify, under applicable law, absent this paragraph, as a holder in due course.

(j)           Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

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(k)           Severability.  It is the desire and intent of the parties that the provisions of this Note be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, in the event that any provision of this Note would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Note.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Note.  In addition, the parties understand and agree that notwithstanding any of the above provisions of this Section 8(g), no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

(l)           Entire Agreement.  This Note, together with the Merger Agreement and the Security Agreement, constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof and thereof.

SIGNATURE PAGE TO NOTE

IN WITNESS WHEREOF, the undersigned have executed this Note as of the date first written above.

COMPANY:

WEBXU, INC. a Delaware corporation

By:
Name:
Title:

Address:	3435 Ocean Park Blvd.
Suite 107-282
Santa Monica, CA 90405

HOLDER:

ENDEAVOR CAPITAL GROUP, INC.

By:
Name:
Title:

Address:

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EXHIBIT F

Payment of Expenses

To be paid as of the Closing Date:

Name	Amount

David Wagner & Associates, P.C.	$25,000.00
(legal fees)

Christine Tedesco	$60,000.00
(reimbursement of prior expenses)

Endeavor Capital Group, LLC	$65,000.00
(consulting fees)

To be paid not later than 90 days after the Closing Date and secured by a promissory note and security agreement:

Christine and Steven Tedesco	$55,000.00
(proceeds from return of stock)

Endeavor Capital Group, LLC	$95,000.00
(consulting fees)

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